                               TERMINATION OF LOAN

     This Termination of Loan, dated as of November 1, 2005 (the "Termination
Agreement"), is executed by and between the signatories hereto.

                                    Recitals
                                    --------

     A. On October 3, 2003, Livingston Investments, LLC ("Livingston") made a loan of Two Hundred Twenty Thousand Dollars ($220,000) (the "Loan") to Cedric
Kushner Boxing, Inc. ("Boxing"). The Loan is evidenced by a promissory note dated October 3, 2003 (the "Note").

     B. On February 10, 2005, Livingston, Mackin Charitable Remainder Trust (the
"Trust"), Cedric Kushner Promotions, Inc. ("CKP"), Cedric Kushner Promotions,
Ltd. ("Promotions") and Boxing executed a Term Sheet for Modification of Loan and Consulting Arrangements (as amended by the letter agreements dated as of
March 9, 2005, June 21, 2005, August 16, 2005 and October 3, 2005 and
hereinafter referred to as the "Term Sheet").

     C. In accordance with the Term Sheet, Livingston, the Trust, CKP,
Promotions and Boxing are entering into the more definitive documentation evidencing the transactions contemplated by the Term Sheet (the "Definitive
Documentation").

                                    Agreement
                                    ---------

     In consideration of the agreements contained herein, the parties hereto hereby agree as follows:

     Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Term Sheet.

     Section 2. Termination.

     (a) CKP agrees to deliver to Livingston by November 8, 2005 a certificate representing 800,000 shares (the "Shares") of the common stock, par value $.01 per share, of CKP which, pursuant to the Term Sheet, will be accepted by
Livingston as and for full payment of the outstanding amounts owed under the
Note for principal and interest.

     (b) Conditioned upon (i) the receipt of the Shares and the other consideration provided for by the Term Sheet and the Definitive Documentation
and (ii) execution by and among Livingston, the Trust, CKP, Promotions and
Boxing of the Definitive Documentation, the (x) Loan is hereby terminated and of no further force or effect and (y) Livingston will deliver to Boxing the Note, marked "cancelled" or an Affidavit of Lost Note by November 8, 2005.
Notwithstanding anything to the contrary contained in the foregoing, in the event the Shares are not delivered to Livingston in accordance with sub-clause
(a) above, Livingston may (i) extend the due date for receipt of the Shares or
(ii) rescind this Termination Agreement and the

Definitive Documentation, in which case the transactions contemplated by the
Term Sheet must be documented and consummated again.

     (c) The Shares are covered by and have the benefit of the Registration
Rights Agreement of even date by and between CKP and Livingston.

     Section 3. Miscellaneous. This Termination Agreement is a contract made under and shall be construed in accordance with and governed by the laws of the state of New York (without regard to the choice of law principles thereof). This
Termination Agreement shall benefit and bind the parties hereto and their respective assigns, successors and legal representatives. This Termination
Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument. All titles or headings to the sections or other divisions of this Termination Agreement are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such sections, subsections or the divisions, such other content being controlling as to the agreement between the parties hereto. In the event of any dispute arising under this Termination Agreement, the parties agree to submit such dispute to arbitration pursuant to the rules of the American Arbitration Association in New
York.

     IN WITNESS WHEREOF, the parties hereto have caused this Termination
Agreement to be executed as of the date first above written.

                                     CEDRIC KUSHNER PROMOTIONS, INC.

                                     By: /s/ James DiLorenzo
                                         --------------------------
                                     Name: James DiLorenzo
                                     Title: Executive Vice President

                                     LIVINGSTON INVESTMENTS, LLC

                                     By: /s/ Chester F. English
                                         --------------------------
                                     Name: Chester F. English III
                                     Title:   Managing Member

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